July 16, 1999
Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

We have read the statements made by John D.

Hughes, Treasurer of The Putnam Funds (copy

attached), which we understand will be filed in

response to Sub-Item 77k of Form N-SAR and agree

with the statements concerning our firm

contained therein.

Very truly yours,





/s/ PricewaterhouseCoopers